Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2016, except with respect to the restatement described in Note 1(d) and in Note 13 and with respect to reverse stock split described in Note 1(h), as to which the date is April 3, 2018, relating to the consolidated financial statements which appears in DASAN Zhone Solutions, Inc.’s (formerly, DASAN Network Solutions, Inc.) Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Samil PricewaterhouseCoopers LLP
Seoul, Korea
November 8, 2018